Exhibit 10.2.7
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE ONEMAIN HOLDINGS, INC. AMENDED 2013 OMNIBUS INCENTIVE PLAN
This Award Agreement (this “RSU Award Agreement”), dated as of #GrantDate+C# (the “Date of Grant”), is made by and between OneMain Holdings, Inc., a Delaware corporation (the “Company”), and #ParticipantName+C (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the OneMain Holdings, Inc. Amended 2013 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.
1. Grant of Restricted Stock Units. The Company hereby grants to the Participant a target award of #QuantityGranted+C# restricted stock units (the “RSUs”) (based on the target award) as outlined in Exhibit A hereto, subject to all of the terms and conditions of Exhibit A hereto, this RSU Award Agreement and the Plan. The number of RSUs granted is subject to adjustments based on the final results for the metrics outlined in Exhibit A.
2. Form of Payment. Except as otherwise provided in the Plan or in Section 11 hereof, each RSU granted hereunder shall represent the right to receive one (1) share of Common Stock (a “Share”), which shall be delivered to the Participant pursuant to the applicable schedule set forth in Exhibit A hereto.
3. Restrictions.
(a) The RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered and shall be subject to a risk of forfeiture as described in Section 3(c) until the lapse of the Restricted Period (as defined below) and any additional requirements or restrictions contained in Exhibit A hereto, this RSU Award Agreement or in the Plan have been otherwise satisfied, terminated or expressly waived by the Company in writing.
(b) Unless the Restricted Period is previously terminated in accordance with Section 3(c), the Shares subject to the RSUs shall become deliverable hereunder (provided, that such delivery is otherwise in accordance with federal and state securities laws) in accordance with the applicable provisions set forth in Exhibit A hereto (the period prior to Share delivery, the “Restricted Period”).
(c) Except as otherwise provided under the terms of the Plan or in Section 4 hereof, if the Participant’s employment is terminated for any reason, this RSU Award Agreement shall terminate and all rights of the Participant with respect to RSUs that have not vested shall immediately terminate. Except as otherwise provided under the terms of the Plan or in Section 4 hereof, the RSUs that are subject to restrictions upon the date of termination shall be forfeited without payment of any consideration, and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such RSUs.
4. Termination. Notwithstanding any language in this RSU Award Agreement or the Plan to the contrary:
P-RSU Award Agreement             1                 #Participant Name#

(a) in the event of a termination by the Employer (as defined in Exhibit A) of the Participant’s employment without Cause or the Participant’s Disability, the Participant’s death or a resignation from employment with the Employer by the Participant for Good Reason (as defined below), in each case, during the twelve (12) month period following a Change in Control (the “Change in Control Period”), the performance goals applicable to all of the then unvested RSUs shall be deemed to be satisfied at the target performance level, and the resulting number of earned RSUs shall vest as of the date of such termination by the Employer without Cause or the Participant’s Disability, the Participant’s death or resignation by the Participant for Good Reason, and Shares relating to such additional RSUs shall be delivered within six (6) months following such date, but in no event later than March 15 of the calendar year following the year in which such event occurs; provided, however, that all such RSUs shall be forfeited and no Shares shall be delivered unless the Participant (or the Participant’s representative or estate, as applicable) executes and delivers to the Company (and the related revocation period expires) a separation and release agreement in a form satisfactory to the Company (a “Separation Agreement”) within sixty (60) days following the date of the Participant’s death or termination date, as applicable and continues to comply with the Separation Agreement;
(b) in the event of a Change in Control, if the outstanding RSUs are not assumed and/or substituted, with appropriate adjustments as contemplated by Section 5(a) of the Plan, as determined by the Administrator in its sole discretion, the performance goals applicable to the RSUs shall be deemed to be satisfied at the target performance level, as determined by the Administrator prior to the date of the Change in Control, and the resulting number of earned RSUs shall vest as of the date immediately prior to the Change in Control, and Shares (or an equivalent cash payment, determined based on the price paid per share in the Change in Control) relating to such RSUs shall be delivered within 30 days following such Change in Control.
For purposes of this RSU Award Agreement, “Good Reason” means without the Participant’s consent: (i) the assignment of duties materially inconsistent with the Participant’s position, authority, duties or responsibilities, or a material diminution in such position, authority, duties or responsibilities other than any such alteration primarily attributable to the fact that the Company may no longer be a publicly-traded company; (ii) a material reduction in the Participant’s annual base salary, except for across-the-board salary reductions affecting all similarly situated employees of the Company; (iii) a material reduction in the Participant’s target annual incentive opportunity and such reduction is not related to a reduction in the responsibilities of the Participant or either individual or corporate performance; or (iv) a relocation of principal place of employment that increases the Participant’s commuting distance by more than 50 miles; provided, however, that such event shall not constitute Good Reason unless the Participant has provided written notice to the Company of the existence of the event or circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such event or circumstance, the Company has had at least thirty (30) days from the date on which such notice is provided (the “Cure Period”) to cure such circumstances and the Participant terminates employment with the Employer during the thirty (30) day period following the end of the Cure Period.
5. Voting and Other Rights. The Participant shall have no rights of a stockholder (including the right to distributions or dividends) until Shares are delivered following vesting of the Participant’s RSUs; provided that if, during the period commencing on the Date of Grant and ending on the date on which the RSUs are no longer outstanding (whether due to delivery of Shares or forfeiture of the RSUs), the Company declares a cash dividend with respect to an outstanding
P-RSU Award Agreement             2                 #Participant Name#

share of Common Stock, the Participant shall be eligible to receive an amount of cash equal to the product of (i) the number of Shares subject to the RSUs which become deliverable as a result of vesting pursuant to Section 3(b) above based on the actual level of achievement of the applicable performance goals and (ii) the amount of the cash dividends paid with respect to an outstanding share of Common Stock with a record date during the period beginning on the Date of Grant and ending on the date on which such RSUs are delivered, which amount of cash shall be paid to the Participant on the date such Shares are delivered to the Participant (provided, that, such amount shall not be paid to the extent that any RSUs do not become vested and Shares are not delivered). No interest or other earnings will be credited with respect to such distributions.
6. RSU Award Agreement Subject to Plan. This RSU Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.
7. No Rights to Continuation of Employment. Nothing in the Plan or this RSU Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or any Affiliate thereof or shall interfere with or restrict the right of the Company or its Affiliates to terminate the Participant’s employment any time for any reason whatsoever, with or without cause.
8. Notice. The Participant shall provide the Company with sixty (60) days’ advance written notice of his or her intent to terminate his or her employment with the Company or any of its Affiliates.
9. Non-Competition.
i.In consideration for the benefits provided to Participant under the terms of this Agreement, including but not limited to those set forth in Sections 1 and 5, the Participant agrees that, during employment and for twelve (12) months after voluntary or involuntary termination of employment for any or no reason, the Participant will not, directly or indirectly, own, manage, operate, join, control, be employed by or with, or participate in any manner with a Competing Business (as defined below) anywhere in the Restricted Territory (as defined below) where doing so will require the Participant to provide the same or substantially similar services to any Competing Business as those which the Participant provided to the Company, OneMain General Services Corporation, or any of their direct or indirect subsidiaries (together, “OneMain”) while employed by the Company or any of its Affiliates, or where the Participant will be a senior executive or officer. Notwithstanding the foregoing, the “beneficial ownership” by the Participant, either individually or as a member of a “group” (as such terms are used in Rule 13d of the general rules and regulations under the Securities Exchange Act of 1934), of less than five percent (5%) of the voting stock of any public company shall not be a violation of this RSU Award Agreement, provided that such ownership represents a passive investment and that the Participant is not a controlling person of, or a member of a group that controls, such company. Capitalized terms used in this subsection (a) shall have the meanings assigned such terms below:

P-RSU Award Agreement             3                 #Participant Name#

1.“Business of OneMain” means the business of providing secured and unsecured consumer installment loans to non-prime customers (which includes near prime and sub-prime customers) and/or related ancillary or insurance products, either in person or electronically via the internet or other electronic communication procedure, along with any other line of business into which the Company and/or any of its direct or indirect subsidiaries enters, or is taking material steps to enter, prior to termination of the Participant’s employment.
2.“Competing Business” means any individual (including the Participant), corporation, limited liability company, partnership, joint venture, association, or other entity, regardless of form, that is engaged, in whole or in part, in providing any products or services which are substantially similar to or competitive with any of the products or services conducted or offered through the Business of OneMain, or that is taking material steps to engage in such business or offer such products or services, or is hiring the Participant to establish such business.
3.“Restricted Territory” means: (A) anywhere in the United States including, without limitation, Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, Wyoming, the District of Columbia, and Puerto Rico, together with (B) any geographic territory in which the Participant actually worked for OneMain, represented OneMain, or had business contact with OneMain’s customers, referral sources or other third parties working with OneMain while employed by the Company or any of its Affiliates.
The Participant agrees that subsections 9(a)(iii)(A) and 9(a)(iii)(B) above are separate and severable covenants, that they should be enforced to the fullest extent permissible to protect OneMain’s legitimate protectable business interests, and that their enforcement will not impose an undue hardship on the Participant or otherwise unfairly prevent the Participant from being employed in the Participant’s chosen field of work. This Section 9 shall survive the termination of Participant’s employment with the Company or any of its Affiliates by either the Participant or the employer for any or no reason.
i.Relief, Remedies, and Enforcement. The Participant understands that OneMain is engaged in a highly competitive business, and the covenants and restrictions contained in this RSU Award Agreement, including the geographic and temporal restrictions, are reasonably designed to protect OneMain’s legitimate business interests, including OneMain’s confidential information and trade secrets, and the Participant agrees that a breach of any provision of this RSU Award Agreement will cause serious and irreparable injury to OneMain that will be difficult to quantify and which may not be adequately compensated by monetary
P-RSU Award Agreement             4                 #Participant Name#

damages alone. Thus, in the event of a breach or threatened or intended breach of this RSU Award Agreement by the Participant, OneMain shall be entitled to injunctive relief, both temporary and final, enjoining and restraining such breach or threatened or intended breach. The Participant further agrees that nothing in this RSU Award Agreement shall be construed to prohibit OneMain from pursuing any and all other legal or equitable remedies available to it for breach of any of the provisions of this RSU Award Agreement, including the recovery, return, and disgorgement of any profits, commissions, or fees realized by the Participant, any subsequent employers, any business owned or operated by the Participant, or any of the Participant’s agents, heirs, or assigns, as well as all costs and attorneys’ fees incurred by OneMain in enforcing this RSU Award Agreement.
10. Tax Withholding. The Company shall be entitled to require a cash payment by or on behalf of the Participant in respect of any sums required or permitted by federal, state or local tax law to be withheld with respect to the payment of any RSUs; provided, that, notwithstanding the foregoing, the Participant shall be permitted, at his or her election, to satisfy the applicable tax obligations with respect to any RSUs by cashless exercise or net share settlement, pursuant to which the Company shall withhold from the number of Shares that would otherwise be delivered upon settlement of the RSUs the largest whole number of Shares with a Fair Market Value equal to the applicable tax obligations.
11. Section 409A Compliance. The intent of the parties is that the payments and benefits under this RSU Award Agreement be exempt from Section 409A of the Code as short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4), and this RSU Award Agreement shall be interpreted and administered consistent with such intent; provided, however, that to the extent the payments and benefits under this RSU Award Agreement are subject to Section 409A of the Code, the intent of the parties is that such payments and benefits comply with Section 409A of the Code and to the maximum extent permitted, this RSU Award Agreement shall be interpreted and administered to be in compliance therewith. Each payment and benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury regulation §1.409A-2(b)(2). The Company makes no representation that any or all of the payments and benefits under this Award Agreement comply with or are exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payments or benefits. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.
12. Governing Law. This RSU Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.
13. RSU Award Agreement Binding on Successors. The terms of this RSU Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.
14. No Assignment. Notwithstanding anything to the contrary in this RSU Award Agreement, neither this RSU Award Agreement nor any rights granted herein shall be assignable by the Participant.
P-RSU Award Agreement             5                 #Participant Name#

15. Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this RSU Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.
16. Severability; Modification. Should any provision of this RSU Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this RSU Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original RSU Award Agreement. Moreover, if one or more of the provisions contained in this RSU Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be modified by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provision or provisions in any other jurisdiction.
17. Entire RSU Award Agreement. This RSU Award Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.
18. Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.
19. Counterparts; Electronic Signature. This RSU Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Your electronic signature of this RSU Award Agreement shall have the same validity and effect as a signature affixed by your hand.
20. Amendment. Except as stated in Section 16 above, no amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.
21. Set-Off. The Participant hereby acknowledges and agrees, without limiting rights of the Company or any Affiliate thereof otherwise available at law or in equity, that, to the extent permitted by law, the number of Shares due to the Participant under this RSU Award Agreement may be reduced by, and set-off against, any or all amounts or other consideration payable by the Participant to the Company or any of its Affiliates under any other agreement or arrangement between the Participant and the Company or any of its Affiliates; provided that any such set-off does not result in a penalty under Section 409A of the Code.
22. Acceptance. The Participant and the Company signify acceptance of the terms and conditions of this RSU Award Agreement via execution of the procedures described in the online grant and administration program utilized by the Company, which include the Participant’s electronic acceptance of this RSU Award Agreement. By Participant’s electronic acceptance, Participant acknowledges the terms and conditions of the award set forth in this RSU Award Agreement as though the Participant and the Company had signed an original copy of the RSU Award Agreement.
P-RSU Award Agreement             6                 #Participant Name#

EXHIBIT A

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P-RSU Award Agreement             7                 #Participant Name#